Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to incorporation by reference of our report dated March 12, 2007, with respect to the consolidated financial statements and schedule of Oscient Pharmaceuticals Corporation in this Registration Statement on Form S-1 filed pursuant to Rule 462(b), and included in the Registration Statements (Form S-1 No. 333-141309 and Form S-4 No. 333-141308) and related Prospectus of Oscient Pharmaceuticals Corporation for the exchange of the 3.5% Convertible Senior Notes due 2011 and the 5.0% Convertible Promissory Notes due 2009 and the sale of up to $60,000,000 3.50% Convertible Senior Notes due 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2007